Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports Second
Quarter 2013 Financial and Operating Results

Dallas, Texas (August 8, 2013) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the three and six months ended June 30, 2013. SMLP's second quarter highlights included:

•	Adjusted EBITDA of $33.5 million, an increase of $6.8 million, or 25.5%, over the second quarter of 2012, offset by $2.4 million of non-recurring transaction expenses;

•	Adjusted distributable cash flow of 28.4 million, an increase of $5.0 million, or 21.2% over the second quarter of 2012;

•
$250.0 million drop down acquisition of associated natural gas gathering and compression assets located in the Bakken Shale Play (“Bison Midstream”) from an affiliate of Summit Midstream Partners, LLC (“Summit Investments”) on June 4, 2013;

•	$210.0 million acquisition of Marcellus Shale natural gas gathering and compression assets (“Mountaineer Midstream”) from an affiliate of MarkWest Energy Partners, L.P. (“MarkWest”) on June 21, 2013;

•
Financing activities included a $300.0 million issuance of 7.50% senior notes due 2021, the exercise of the $50.0 million accordion feature on SMLP's revolving credit facility, and the issuance of 4.8 million common units to an affiliate of Summit Investments to facilitate the acquisitions of Bison Midstream and Mountaineer Midstream; and

•	Net income of $7.5 million compared to $9.1 million in the second quarter of 2012.

For the first six months of 2013, SMLP reported adjusted EBITDA of $67.4 million, an increase of $15.8 million, or 30.7%, over the comparable period in 2012. Adjusted distributable cash flow totaled $57.9 million in the first six months of 2013. Net income totaled $20.6 million in first six months of 2013, an increase of $3.9 million, or 23.2%, over the comparable period in 2012.
SMLP's second quarter 2013 adjusted EBITDA growth, compared to the second quarter of 2012, was primarily driven by the Bison Midstream drop down as well as higher contracted minimum volume commitments (“MVC”) on the Grand River system and higher volume throughput on the DFW Midstream system.  In addition, because SMLP acquired Bison Midstream from a subsidiary of Summit Investments, the owner of SMLP's general partner, the transaction was considered an acquisition from a commonly controlled entity. Therefore, the Bison Midstream acquisition has been accounted for on an “as if pooled” basis for all periods in which common control existed, resulting in the combination of SMLP and Bison Midstream financial results beginning on February 16, 2013. The pooling of Bison Midstream added approximately $3.0 million of incremental adjusted EBITDA to SMLP's results in the second quarter of 2013 (from April 1st to June 4th) and approximately $5.5 million in the six months ended June 30, 2013 (from February 16th to June 4th).
Steve Newby, President and Chief Executive Officer of SMLP commented, “SMLP delivered strong financial results in the second quarter of 2013, an active period in which we completed two acquisitions totaling $460.0 million. These acquisitions were immediately accretive to distributable cash flow per unit and have further diversified our operations into two new, high-growth basins including the crude-oriented Bakken Shale and liquids-rich core of the Marcellus Shale. We also closed a $300.0 million senior notes offering during the quarter which enabled us to expand our liquidity and diversify our capital sources. As a result of the these activities, coupled with SMLP's second quarter performance and long-term outlook, SMLP increased its second quarter 2013 distribution by 3.6% over the first quarter of 2013, resulting in a quarterly distribution coverage ratio of 1.20x.”
“In addition, our team continues to be extremely active on the commercial front across all of our operating subsidiaries. We believe that our recent acquisitions, our ongoing commercial discussions and the large

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inventory of diversified assets available to be offered from our general partner will enable us to continue to generate accretive growth for our limited partners over the long term.”
DFW Midstream
Volume throughput on the DFW Midstream system averaged 395 million cubic feet per day (“MMcf/d”) in the second quarter of 2013 compared to 331 MMcf/d in the second quarter of 2012 and 419 MMcf/d in the first quarter of 2013. Volume declines from the first quarter of 2013 to the second quarter of 2013 were due to (i) natural declines associated with the large quantity of gas that flowed in the first quarter of 2013 as a result of system throughput capacity expansions; and (ii) multiple customers temporarily shutting-in several large pad sites during the second quarter of 2013 to drill and/or complete new wells. While this activity is beneficial over the long term, it can create volume and cash flow volatility on a quarter-to-quarter basis. As of June 30, 2013, DFW Midstream customers had an inventory of 31 wells in various stages of drilling or completion.
SMLP has also recently executed several commercial agreements that will expand the DFW Midstream system and the service offerings provided to its customers. The gathering agreement with Beacon E&P Company, LLC was recently expanded to include the connection of five additional pad sites and 3,100 acres of dedication. Two of the five pad site connections are currently under construction and are expected to be complete by the first quarter of 2014. In addition, SMLP recently executed agreements with its DFW Midstream customer base and will install a 150 gallon per minute natural gas treating facility. The treating facility is expected to be in-service in the second quarter of 2014. Capital expenditures associated with the pad site connections and the natural gas treating facility are anticipated to total approximately $20.0 million.
Grand River Gathering
Volume throughput on the Grand River system averaged 494 MMcf/d in the second quarter of 2013 compared to 582 MMcf/d in the second quarter of 2012 and 525 MMcf/d in the first quarter of 2013. The Grand River gathering agreements include MVCs which largely mitigate the financial impact associated with declining volumes. As a result, the lower volume throughput at Grand River during the second quarter of 2013 primarily translated into larger MVC shortfall payments and had a minimal impact on adjusted EBITDA. In the aggregate, these MVCs increase annually over the next several years.
Bison Midstream
Bison Midstream is an associated natural gas gathering system with 21.6 MMcf/d of throughput capacity located in Mountrail and Burke counties in North Dakota. Bison Midstream gathers and compresses natural gas production from multiple producers operating in the crude oil-oriented Bakken Shale Play and delivers to downstream pipelines that serve natural gas processing plants in the Midwest. Volume throughput on the Bison Midstream system averaged 16.8 MMcf/d in the second quarter of 2013 compared to 16.5 MMcf/d in the period from February 16, 2013 to March 31, 2013. Slightly higher volume throughput on the Bison Midstream system in the second quarter of 2013 was attributable to the connection of nine wells, offset by throughput interruptions across the system associated with (i) operational adjustments to enhance system reliability; (ii) the installation of new compression assets to increase throughput capacity; and (iii) ongoing drilling and completion activities from its customers. SMLP is currently installing additional compression assets that will increase throughput capacity from 21.6 MMcf/d to 30.0 MMcf/d.
Mountaineer Midstream
The Mountaineer Midstream system is a high-pressure natural gas gathering system with 550 MMcf/d of throughput capacity primarily located in Doddridge County, West Virginia. Mountaineer Midstream gathers and compresses natural gas production from an affiliate of Antero Resources Corp. in the liquids-rich window of the Marcellus Shale Play. Natural gas on the Mountaineer Midstream system is delivered to MarkWest's Sherwood Processing Complex. Throughput on the Mountaineer Midstream system has increased each quarter since operations commenced in the fourth quarter of 2012, in line with processing capacity increases at the Sherwood Processing Complex and continued drilling activity from Mountaineer Midstream's customer base. Volume throughput on the Mountaineer Midstream system averaged 120 MMcf/d from June 22, 2013 to June 30, 2013.

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MVC Shortfall Payments
Adjusted EBITDA in the second quarter of 2013 was positively impacted by $7.5 million related to the MVC mechanisms in SMLP's gathering agreements. This amount included (i) $6.7 million of Adjustments to MVC shortfall payments; and (ii) $0.8 million of gathering revenue. The $0.8 million of gathering revenue is associated with a shortfall payment that was billed to a DFW Midstream customer in the second quarter of 2012 and recorded as deferred revenue at that time. That shortfall credit expired in the second quarter of 2013 and as a result, was removed from deferred revenue and recognized in gathering revenue.

	Three Months Ended June 30, 2013
(In millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA
Net Change in Deferred Revenue:
Grand River	$3.0	$—	$3.0	$3.0
DFW Midstream	1.5	0.8	0.7	1.5
Bison Midstream	—	—	—	—
Total	$4.5	$0.8	$3.7	$4.5

MVC Shortfall Payment Adjustment:
Grand River	$—	$—	$3.2	$3.2
DFW Midstream	—	—	(0.7)	(0.7)
Bison Midstream	—	—	0.5	0.5
Total	$—	$—	$3.0	$3.0

TOTAL	$4.5	$0.8	$6.7	$7.5
SMLP billed $4.5 million related to MVC shortfalls in the second quarter of 2013 due to lower actual volume throughput than the minimum volume that the applicable shippers were contractually required to ship under its gas gathering agreements. All $4.5 million of the quarterly MVC shortfall payments was recorded as deferred revenue on SMLP's condensed consolidated balance sheet because these customers have the ability to use the MVC shortfall payment as a credit in the future to offset gathering fees related to throughput in excess of MVCs in future periods. The net change in deferred revenue in the second quarter of 2013 was $3.7 million, which included $4.5 million of MVC billings less $0.8 million that was removed from deferred revenue and recognized in gathering revenue.
MVC Shortfall Payment Adjustments in the second quarter of 2013 totaled $3.0 million and included (i) $3.7 million of positive adjustments related to future anticipated shortfall payments from certain Grand River and Bison Midstream customers; and (ii) $0.7 million of negative adjustments related to future anticipated shortfall payments from certain DFW Midstream customers. Adjustments to MVC shortfall payments are negative in the period in which the annual payment is billed, and comprise the sum of the adjustments to MVC shortfall payments recognized in the previous three quarters.
Capital Expenditures
For the quarter ended June 30, 2013, SMLP recorded total capital expenditures of $16.5 million, including approximately $3.8 million of maintenance capital expenditures. Quarterly capital expenditures included approximately $3.7 million of growth capital expenditures incurred at Bison Midstream from April 1, 2013 to June 4, 2013. Development activities during the second quarter of 2013 were primarily related to pipeline construction projects across the Grand River, DFW Midstream and Bison Midstream systems to connect new natural gas

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receipt points and to expand compression capacity. With the addition of the Bison Midstream and Mountaineer Midstream systems, SMLP operated 757 miles of pipeline as of June 30, 2013.
Capital & Liquidity
SMLP completed two debt financing transactions in the second quarter of 2013 which enhanced its available liquidity, diversified its capital sources, and facilitated the acquisitions of Bison Midstream and Mountaineer Midstream. On June 4, 2013, SMLP exercised the $50.0 million accordion feature on its $550.0 million revolving credit facility and increased availability to $600.0 million. On June 17, 2013, SMLP closed a $300.0 million, eight-year senior notes offering which priced at par to yield 7.50%. The net proceeds of the senior notes offering were used to repay borrowings under SMLP's $600.0 million revolving credit facility.
As of June 30, 2013, SMLP had total liquidity (cash plus available capacity under its revolving credit facility) of $365.0 million. Based upon the terms of SMLP's revolving credit facility and total outstanding debt of $565.1 million, total leverage (net debt divided by EBITDA) was approximately 4.0:1 as of June 30, 2013.
Quarterly Distribution
On July 25, 2013, the board of directors of SMLP's general partner declared a quarterly cash distribution of $0.435 per unit on all outstanding common and subordinated units, or $1.74 per unit on an annualized basis, for the quarter ended June 30, 2013. This distribution will be paid on August 14, 2013 to unitholders of record as of the close of business on August 7, 2013. This is SMLP's third consecutive quarterly distribution increase since completing its IPO in October 2012 and represents an increase of $0.015 per unit, or 3.6%, over the $0.42 per unit distribution paid for the quarter ended March 31, 2013.
2013 Financial Guidance Reaffirmed
SMLP is reaffirming its 2013 adjusted EBITDA financial guidance of $140.0 million to $150.0 million. SMLP continues to expect to pay a distribution to its limited partners for the fourth quarter of 2013 that is 18.0% to 22.0% over its minimum quarterly distribution, or MQD, of $0.40 per unit.
Second Quarter 2013 Earnings Call Information
SMLP will host a conference call at 11:00 a.m. Eastern on Friday, August 9, 2013, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-413-3238 or toll-free 800-447-0521 and entering the passcode 35329543. The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
A replay of the conference call will be available until August 23, 2013 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 35329543#. An archive of the conference call will also be available on SMLP's website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus non-cash compensation expense and adjustments related to MVC shortfall payments. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes, senior notes interest expense and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and

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investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides primarily fee-based natural gas gathering and compression services in four unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; (ii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; (iii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; and (iv) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia. SMLP owns and operates 757 miles of pipeline and 181,200 horsepower of compression. SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.
SMLP completed its IPO on October 3, 2012 to become a publicly traded entity. References to the “Company”, “we” or “our,” when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its subsidiaries. References to the “Company”, “we” or “our,” when used for dates or periods ended prior to the closing of the IPO, refer collectively to Summit Investments and its subsidiaries.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) owns a 71.6% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments also owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale Play in North Dakota, the DJ Niobrara Shale Play in Colorado, the Uinta Basin in Utah, and the Piceance Basin in western Colorado. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$30,123	$7,895
Accounts receivable	33,664	33,504
Due from affiliate	—	774
Other assets	1,114	2,190
Total current assets	64,901	44,363
Property, plant and equipment, net	1,000,488	681,993
Intangible assets, net:
Favorable gas gathering contracts	18,859	19,958
Contract intangibles	375,233	229,596
Rights-of-way	43,803	35,986
Total intangible assets, net	437,895	285,540
Goodwill	99,677	45,478
Other noncurrent assets	12,670	6,137
Total assets	$1,615,631	$1,063,511

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$16,064	$15,817
Due to affiliate	2,146	—
Deferred revenue	1,535	865
Ad valorem taxes payable	3,424	5,455
Other current liabilities	7,790	4,324
Total current liabilities	30,959	26,461
Long-term debt	565,050	199,230
Noncurrent liabilities, net	6,851	7,420
Deferred revenue	19,384	10,899
Other noncurrent liabilities	290	254
Total liabilities	622,534	244,264
Commitments and contingencies

Common limited partner capital	578,514	418,856
Subordinated limited partner capital	390,906	380,169
General partner interests	23,677	20,222
Total partners' capital	993,097	819,247
Total liabilities and partners' capital	$1,615,631	$1,063,511

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$41,251	$36,729	$81,130	$68,647
Natural gas, NGLs and condensate sales and other	18,284	3,327	29,811	7,058
Amortization of favorable and unfavorable contracts	(250)	51	(530)	185
Total revenues	59,285	40,107	110,411	75,890

Costs and expenses:
Operation and maintenance	15,077	11,728	29,549	22,717
Cost of natural gas and NGLs	9,377	—	13,864	—
General and administrative	6,767	6,384	11,949	10,796
Transaction costs	2,418	41	2,426	234
Depreciation and amortization	14,870	8,689	26,720	16,979
Total costs and expenses	48,509	26,842	84,508	50,726
Other income	1	2	2	6
Interest expense	(3,023)	(2,051)	(4,903)	(2,746)
Affiliated interest expense	—	(1,932)	—	(5,414)
Income before income taxes	7,754	9,284	21,002	17,010
Income tax expense	(221)	(155)	(402)	(294)
Net income	$7,533	$9,129	$20,600	$16,716
Less: net (loss) income attributable to SMP Holdings	(535)		52
Net income attributable to partners	8,068		20,548
Less: net income attributable to general partner	161		411
Net income attributable to limited partners	$7,907		$20,137

Earnings per common unit – basic	$0.16		$0.41
Earnings per common unit – diluted	$0.16		$0.41
Earnings per subordinated unit – basic and diluted	$0.16		$0.41

Weighted-average common units outstanding – basic	25,172,087		24,790,158
Weighted-average common units outstanding – diluted	25,281,104		24,871,033
Weighted-average subordinated units outstanding – basic and diluted	24,409,850		24,409,850

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended June 30,			Six months ended June 30,
	2013		2012	2013		2012
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$25,896		$21,903	$53,153		$41,958
Adjusted EBITDA (1)	33,463		26,663	67,355		51,544
Capital expenditures (2)	16,460		3,786	41,599		24,363
Acquisition capital expenditures	410,000		—	410,000		—
Distributable cash flow (2)	25,969		23,369	55,492		45,253
Adjusted distributable cash flow (2)	28,387		23,410	57,918		45,487
Distribution coverage ratio (3)	1.20	x		1.30	x

Operating data:
Miles of pipeline (end of period)	757		388	757		388
Aggregate average throughput (MMcf/d)	918		914	935		913
__________
(1) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three and six months ended June 30, 2012, the calculation of distributable cash flow and adjusted distributable cash flow included an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
(3) Distribution coverage ratio calculation for the three months ended June 30, 2013 is based on distributions in respect of the second quarter of 2013 that will be paid August 14, 2013. Distribution coverage ratio calculation for the six months ended June 30, 2013 is based on distributions in respect of the first and second quarters of 2013.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended June 30,			Six months ended June 30,
	2013		2012	2013		2012
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$7,533		$9,129	$20,600		$16,716
Add:
Interest expense	3,023		3,983	4,903		8,160
Income tax expense	221		155	402		294
Depreciation and amortization expense	14,870		8,689	26,720		16,979
Amortization of favorable and unfavorable contracts (1)	250		(51)	530		(185)
Less:
Interest income	1		2	2		6
EBITDA (2)	$25,896		$21,903	$53,153		$41,958
Add:
Non-cash compensation expense	818		952	1,158		1,412
Adjustments related to MVC shortfall payments (3)	6,749		3,808	13,044		8,174
Adjusted EBITDA (2)	$33,463		$26,663	$67,355		$51,544
Add:
Interest income	1		2	2		6
Less:
Cash interest paid	2,125		1,896	4,014		3,591
Senior notes interest expense (4)	875		—	875		—
Cash income taxes paid	660		—	660		—
Maintenance capital expenditures (5)	3,835		1,400	6,316		2,706
Distributable cash flow (5)	$25,969		$23,369	$55,492		$45,253
Add:
Transaction costs (2)	2,418		41	2,426		234
Adjusted distributable cash flow (5)	$28,387		$23,410	$57,918		$45,487

Distributions declared (6)	$23,740			$44,663

Distribution coverage ratio	1.20	x		1.30	x
__________
(1) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

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(2) EBITDA and adjusted EBITDA include transaction costs. These unusual and non-recurring expenses are settled in cash.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Senior notes interest expense represents interest expense recognized and accrued during the period.  Interest of 7.50% on the $300.0 million senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(5) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three and six months ended June 30, 2012, the calculation of distributable cash flow and adjusted distributable cash flow includes an estimate for the portion of total capital expenditures that were maintenance capital expenditures.
(6) For the three months ended June 30, 2013, reflects quarterly cash distributions of $0.435 per unit in respect of the second quarter of 2013 that will be paid August 14, 2013. For the six months ended June 30, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013 and $0.435 per unit in respect of the second quarter of 2013.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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